Exhibit 10.1

FIRST AMENDMENT TO

SKILLSOFT CORP.
2020 OMNIBUS INCENTIVE PLAN

WHEREAS, Skillsoft Corp. (the “Company”), a Delaware corporation, sponsors the Skillsoft Corp. 2020 Omnibus Incentive Plan (the “Plan”);

WHEREAS, pursuant to Section 12(a) of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan at any time, subject to stockholder approval if the amendment would materially increase the number of securities which may be issued under the Plan; and

WHEREAS, the Board desires to amend the Plan to increase the number of shares of Common Stock (as defined in the Plan) available for awards under the Plan, subject to the approval of the Company’s stockholders.

NOW, THEREFORE, the Plan is hereby amended, subject to and effective as of the date of the approval of the Company’s stockholders, as follows:

1.	The first sentence of Section 6(a) of the Plan is amended and restated in its entirety as follows:

Subject to Section 11 of the Plan, and subject to any annual increases described in this Section 6(a) below beginning on January 1, 2025, 2,908,333 shares of Common Stock (the “Plan Share Reserve”) shall be available for Awards under the Plan.

2.	Except as set forth above, all other provisions of the Plan shall remain in effect unaffected hereby.

IN WITNESS WHEREOF, the Board has adopted the First Amendment to Skillsoft Corp. 2020 Omnibus Incentive Plan on June 6, 2024, subject to and effective as of the date of the approval of the Company’s stockholders.